Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form F-3) and related Prospectus of Retalix Ltd. for the registration of 161,032 ordinary shares and to the incorporation by reference therein of our report dated March 1, 2005, with respect to the financial statements of Integrated Distribution Solutions, L.L.C. included in Retalix Ltd.'s Form 6-K for the month of June 2005 (Report no. 1), furnished to the Securities and Exchange Commission.

/S/ BKD, LLP
Omaha, Nebraska
September 29, 2005